Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of the First Financial Service Corporation Dividend Reinvestment and Stock Purchase Plan of our report dated March 12, 2008 with respect to the consolidated financial statements of First Financial Service Corporation, and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of First Financial Service Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Louisville, Kentucky

November 19, 2008